Exhibit 10.40

Management Services Agreement

This Management Services Agreement, dated as of January 31, 2005 (this “Agreement”) is entered into by and among Accuride Corporation, a Delaware corporation (the “Company”), Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and Trimaran Fund Management, L.L.C. (“TFM” and collectively with KKR, the “Advisors”).

WHEREAS, the Company desires to retain the Advisors to provide management, consulting and financial services to the Company as set forth herein, and whereas the Advisors agree to provided such services to the Company as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Services.  During the term of this Agreement, at the reasonable request of the Company, each Advisor will provide to the Company, certain management, consulting and financial services of the type customarily performed by such Advisor to its portfolio companies pursuant to similar management services agreements (the “Services”).  Without the consent of the Advisors, the Services shall not include advice and assistance with acquisition, divestiture, change of control or similar business combination transactions.  If the Company requests such additional services, the Advisors shall be entitled to invoice the Company for additional fees in connection with such services.  This Agreement shall also not cover operational, business consulting or strategic services performed for the Company by affiliates of the Advisors.

2.                                       Fees.  The Company agrees to pay an annual fee in an amount equal to $665,000 to KKR, and an annual fee in an amount equal to $335,000 to TFM, effective as of March 31, 2005 and March 31 of each year thereafter, payable in quarterly installments in arrears at the end of each calendar quarter.  In connection with the Company’s initial public offering of its Common Stock, the Company and KKR may amend this agreement to reduce the amount of the annual fee paid to KKR and to TFM, provided that the aggregate annual fee paid to the Advisors pursuant to this Agreement is shared 66.5% to KKR and 33.5% to TFM.

3.                                       Expense Reimbursement.  In addition to any fees that may be payable to the Advisors under this Agreement, the Company also agrees to reimburse the Advisors and their affiliates, from time to time upon request, for all reasonable out-of-pocket expenses incurred in connection with this retention, including travel expenses and expenses of legal counsel.

4.                                       Termination.  This Agreement may be terminated with respect to any Advisor, by such Advisor at any time by written notice to the Company.  In addition, this Agreement shall terminate (a) with respect to any Advisor, by the Company upon the written notice to the Advisor, when such Advisor or its affiliates no longer has the right to appoint one or more members to the Company’s  Board of Directors pursuant to the terms of the Shareholder Rights Agreement, dated January 31, 2005, among the Company and certain of its stockholders (the “Shareholder Agreement”), (b) with respect to all Advisors upon consummation of a Change of Control (as defined in the Shareholder Agreement), and (c) upon the written consent of the Company and the Advisors.  Paragraphs 5, 6 and 7 shall survive any termination of this Agreement.  The right of an Advisor to be paid any accrued and unpaid fees pursuant to paragraph 2 as of the date of termination, and to be reimbursed for any expenses incurred prior to such date of termination, as permitted by paragraph 3, shall survive any termination of this Agreement.

5.                                       Indemnification.  The Company agrees to indemnify and hold the Advisors and their affiliates (including, without limitation, affiliated investment entities) and each of their respective partners, executives, officers, directors, employees, agents and controlling persons (each such person, including the Advisors, being an “Indemnified Party”) harmless from and against (i) any and all losses, claims, damages and liabilities (including, without limitation, losses, claims, damages and liabilities arising from or in connection with legal actions brought by or on behalf of the holders or future holders of the outstanding securities of the Company or its subsidiaries or affiliates, or creditors or future creditors of the Company or its subsidiaries or affiliates, joint, several or otherwise, to which such Indemnified Party may become subject under any applicable federal, state, foreign or local law, or otherwise, related to or arising out of any activity contemplated by this Agreement or the retention of the Advisors pursuant to this Agreement and (ii) any and all losses, claims, damages and liabilities, joint, several or otherwise related to the Company or any of its direct or indirect subsidiaries or the securities or obligations of any such entities.  The Company will further, subject to the proviso to the immediately preceding sentence, reimburse any Indemnified Party for all expenses (including counsel fees and disbursements) upon request as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising from any of the foregoing, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company; provided, however, that the Company will not be liable to an Indemnified Party under the foregoing indemnification provision (and amounts previously paid that are determined not required to be paid by the Company pursuant to the terms of this paragraph 5 shall be repaid promptly) to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from such Indemnified Party’s willful misconduct or gross negligence.  The Company agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its subsidiaries or affiliates related to or arising out of the retention of the Advisors pursuant to this Agreement except to the extent that any loss, claim, damage, liability or expense is found in a final, non-appealable judgment by a court to have resulted from such Advisor’s willful misconduct, bad faith or gross negligence.

The Company also agrees that  it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding to which an Indemnified Party is an actual or potential party and in respect of which indemnification could be sought under the indemnification provision in the immediately preceding paragraph, without the consent of such Indemnified Party unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

Promptly after receipt by an Indemnified Party of notice of any suit, action, proceeding or investigation with respect to which an Indemnified Party may be entitled to indemnification hereunder, such Indemnified Party will notify the Company in writing of the assertion of such claim or the commencement of such suit, action, proceeding or investigation, but the failure to so notify the Company shall not relieve the Company from any liability which it may have hereunder, except to the extent that such failure has materially prejudiced the Company.  If the Company so elects within a reasonable time after receipt of such notice, the Company may participate at its own expense in the defense of such suit, action, proceeding or investigation. Each Indemnified Party may employ separate counsel to represent it or defend it in any such suit, action, proceeding, investigation in which it may become involved or is named as a defendant and, in such event, the reasonable fees and disbursements of such counsel shall be borne by the Company; provided, however, that the Company will not be required in connection with any such suit, action, proceeding or investigation, or separate but substantially, similar actions arising out of the same general allegations or circumstances, to pay the fees and disbursements of more than one separate counsel (other than local counsel) for all Indemnified Parties in any single action or proceeding.  Whether or not the Company participates in the defense of any claim, the Company and the Indemnified Parties shall cooperate in the defense thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

If the indemnification provided for in clause (i) of the first sentence of this paragraph 5 is finally judicially determined by a court of competent jurisdiction to be unavailable to an Indemnified Party, or insufficient to hold any Indemnified Party harmless, in respect of any losses, claims, damages or liabilities (other than any losses, claims, damages or liabilities found in a final judgment by a court to have resulted from such Indemnified Party’s willful misconduct or gross negligence), then the Company, on the one hand, in lieu of indemnifying such Indemnified Party, and the Advisors, on the other hand, will contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by the Company on the one hand and the Advisors, solely in their capacity as an advisor under this Agreement, on the other hand in connection with the transactions to which such indemnification, contribution or reimbursement is sought, or (ii) if (but only if) the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company on the one hand and the Advisors on the other, as well as any other relevant equitable considerations; provided, however, that in no event shall the aggregate contribution of the Advisors hereunder exceed the amount of fees actually received by the Advisors in respect of the transaction at issue pursuant to this Agreement.  The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above will be deemed to include any legal or other fees or expenses reasonably incurred in defending any action or claim.  The Company and the Advisors agree that it would not be just and equitable if contribution pursuant to this paragraph 5 were determined by pro rata allocation or by any other method which does not take into account the equitable considerations referred to in this paragraph 5.  The indemnity, contribution and expense reimbursement obligations that the Company has under this letter shall be in addition to any the Company may have, and notwithstanding any other provision of this letter, shall survive the termination of this Agreement.

6.                                       Confidentiality. Any advice or opinions provided by the Advisors may not be disclosed or referred to publicly or to any third party (other than the Company’s legal, tax, financial or other advisors) by the Company, except in accordance with the Advisors’ prior written consent.

7.                                       Miscellaneous.

a.               The Advisors shall act as independent contractors, with duties solely to the Company.  The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, and, to the extent expressly set forth herein, the Indemnified Parties, any rights or remedies under or by reason of this Agreement.  Without limiting the generality of the foregoing, the parties acknowledge that nothing in this Agreement, expressed or implied, is intended to confer on any present or future holders of any securities of the Company or its subsidiaries or affiliates, or any present or future creditor of the Company or its subsidiaries or affiliates, any rights or remedies under or by reason of this Agreement or any performance hereunder.

b.              This Agreement shall be governed by and construed in accordance with the internal laws of the state of New York.

c.               Each party hereto represents and warrants that the execution and delivery of this Agreement by such party has been duly authorized by all necessary action of such party.

d.              If any term or provision of this Agreement or the application thereof shall, in any jurisdiction and to any extent, be invalid and unenforceable, such term or provision shall be ineffective, as to such jurisdiction, solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any remaining terms or provisions hereof or affecting the validity or enforceability of such term or provision of law that renders any term or provision of this Agreement invalid or unenforceable in any respect.

e.               Each party hereto waives all right to trial by jury in action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the retention of the Advisors pursuant to, or the performance by the Advisors of the Services contemplated by this Agreement.

f.                 This Agreement may be executed in counterparts, each of which shall be deemed an original Agreement, but all of which together shall constitute one and the same instrument.

g.              This Agreement may be amended, modified or waived only by a written amendment signed by each of the parties hereto, and no waiver of any provision hereof shall be effective unless expressed n a writing signed by the party to be charged.  No delay or omission by any party in exercising any right with respect to this Agreement shall operate as a waiver.  A waiver on one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Management Services Agreement on the date first written above.

Accuride Corporation

By:	/s/ Terrence J. Keating
Name: Terrence J. Keating
Title: President and Chief Executive Officer

Kohlberg Kravis Roberts & Co. L.P.

By:	/s/ James H. Greene Jr.
Name:
Title:

Trimaran Fund Management, L.L.C.

By:	/s/ Steven Flyer
Name:
Title: